Exhibit 3

AMENDMENT

TO THE BYLAWS OF

ALLIED MOTION TECHNOLOGIES INC.

By resolutions adopted by the Board of Directors of Allied Motion Technologies Inc. (the "Corporation"), on October 30, 2007, the Board of Directors authorized the following amendments to the Corporation's Bylaws, as amended:

1. Section 6.1 of Article VI of the Bylaws is to be deleted in its entirety and replaced by the following:

"6.1 Certificates for Shares.

(a) Content. Shares of the corporation may be certificated or uncertificated, as provided under Colorado law, and this Article VI shall not be interpreted to limit the authority of the Board of Directors to issue some or all of the shares of any or all of the corporation's classes or series without certificates. If any or all of the corporation's classes or series of shares are issued without certificates, the corporation shall, within a reasonable time after the issuance or transfer of uncertificated shares, provide each stockholder a written statement that includes the information that is required to be included on the front or back of a stock certificate. Certificates representing shares of the corporation shall at a minimum state on their face the name of the corporation and that it is formed under the laws of Colorado, the name of the person to whom issued, and the number and class of shares and the designation of the series, if any, the certificate represents, and be in such form as determined by the board of directors. Such certificates shall be signed (either manually or by facsimile) by the president or a vice-president and by the secretary or an assistant secretary and may be sealed with a corporate seal or a facsimile thereof. Each certificate for shares shall be consecutively numbered or otherwise identified.

(b) Legend as to Class or Series. The designations, relative rights, preferences and limitations applicable to each class and the variations in rights, preferences and limitations determined for each series (and the authority of the board of directors to determine variations for future series) must be summarized on the front or back of each certificate. Alternatively, each certificate may state conspicuously on its front or back that the corporation will furnish the shareholder this information on request in writing and without charge. If uncertificated, the corporation shall send the holder a written statement as required by Colorado law.

(c) Transferring Shares. All certificates surrendered to the corporation for transfer shall be cancelled and no new certificate or evidence of uncertificated shares shall be issued until the former certificate for a like number of shares shall have been surrendered and cancelled, except that in case of a lost, destroyed or mutilated certificate a new one may be issued therefor as provided in Section 6.1(d). Upon the receipt of proper transfer instructions from the registered owner of uncertificated shares, such uncertificated shares shall be cancelled and the transaction shall be recorded upon the books of the corporation.

(d) Lost Certificates. A new certificate or certificates shall be issued or uncertificated shares shall be authorized in place of any certificate or certificates theretofore issued by the corporation alleged to have been lost, stolen or destroyed upon the making of an affidavit of that fact by the person claiming the certificate of stock to be lost, stolen or destroyed. The corporation may require, as a condition precedent to the issuance of a new certificate or certificates or the authorization of uncertificated shares, the owner of such lost, stolen or destroyed certificate or certificates, or his legal representative, to give the corporation a surety bond in such form and amount as it may direct as indemnity against any claim that may be made against the corporation with respect to the certificate alleged to have been lost, stolen or destroyed."

2. Section 6.2 of Article VI of the Bylaws is to be deleted in its entirety and replaced by the following:

"6.2 Registration of the Transfer of Shares.

Registration of the transfer of shares of the corporation shall be made only on the stock transfer books of the corporation. In order to register a transfer the corporation or its transfer agent must be in receipt of appropriate documents evidencing such transfer and, in the case of stock represented by a certificate, the record owner shall surrender the certificate for cancellation properly endorsed by the appropriate person or persons with reasonable assurances that the endorsements are genuine and effective. Unless the corporation has established a procedure by which a beneficial owner of shares held by a nominee is to be recognized by the corporation as the owner, the person in whose name shares stand on the books of the corporation shall be deemed by the corporation to be the owner thereof for all purposes."

3. Section 6.3 of Article VI of the Bylaws is to be deleted in its entirety and replaced by the following:

"6.3 Restrictions on Transfer of Shares Permitted.

The board of directors (or shareholders) may impose restrictions on the transfer or registration of transfer of shares (including any security convertible into or carrying a right to subscribe for or acquire shares). A restriction does not affect shares issued before the restriction was adopted unless the holders of the shares are parties to the restriction agreement or voted in favor of the restriction.

A restriction on the transfer or registration of transfer of shares is valid and enforceable against the holder or a transferee of the holder if the restriction is authorized by this section and its existence is noted conspicuously on the front or back of the certificate, or if uncertificated shares, the corporation has sent the holder a written statement of information regarding the restrictions on transfer required on certificates by Colorado law. Unless so noted or the holder is so notified, a restriction is not enforceable against a person without knowledge of the restriction."

The foregoing is certified as an amendment to the Bylaws of the Corporation, adopted by the Board of Directors effective as of October 30, 2007.

/s/ Susan M. Chiarmonte
Susan M. Chiarmonte
Secretary